Exhibit 10.17

TrueYou.Com Inc.
501 Merritt 7, 5th Floor
Norwalk; Connecticut 06851

June 30, 2006

Laurus Master Fund Ltd.
c/o M&C Corporate Services Limited
P.O. Box 309 GTUgland House
George Town
South Church Street
Grand Cayman, Cayman Islands

Gentlemen:

        Concurrently herewith we are issuing Laurus Master Fund Ltd. (“Laurus”) warrants (the “Warrants”) to purchase the Common Stock of TrueYou.Com Inc.

        As soon as practicable after the date hereof, TrueYou shall use its best efforts to cause its Certificate of Incorporation to be amended to increase the number of authorized shares of TrueYou Common Stock to such number as shall be sufficient to permit the exercise in full of the Warrants (such amount, the “Share Amount”) and shall thereupon reserve for issuance upon exercise of the Warrants, that number of authorized shares of TrueYou Common Stock which shall be required for such purpose. In the event that Laurus shall notify TrueYou at any time prior to the effective date of such amendment that it desires to exercise the Warrants prior to such effective date, TrueYou shall thereupon promptly issue to Laurus, in exchange for the Warrants, substitute warrants exercisable to purchase that number of shares of its Series B Convertible Preferred Stock that are, upon authorization of the Share Amount, immediately convertible into the number of shares of TrueYou Common Stock that would then have been issuable upon exercise of the Warrants in full if the Certificate of Incorporation of TrueYou had then provided for sufficient authorized shares of TrueYou Common Stock to satisfy such exercise, and otherwise containing substantially the same terms and provisions as the Warrants.

        Please confirm our agreements below.

Very truly yours,
TrueYou.Com Inc.
By:_____________________

Laurus Master Fund Ltd.

By:_______________________